Exhibit 4(a)
AMENDMENT NO. 1

TO

PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Employee Stock Ownership Plan ("Plan") effective July 1, 2000, on behalf of various affiliated companies; and

WHEREAS, the Plan was amended and restated effective January 1, 2002; and

WHEREAS, the Company desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.     Effective January 1, 2007, Article 7, section 7.10 is amended to read as follows:

7.10     Optional Direct Transfer of Eligible Rollover Distributions.

(a)           Except to the extent otherwise provided by section 401(a)(31) of the Code and regulations thereunder, a Participant, or an alternate payee under a Qualified Domestic Relations Order who is the spouse or former spouse of a Participant, entitled to receive a withdrawal or distribution from the Plan may elect to have the Trustee transfer all or a portion of the amount to be distributed directly to:
(1)         an individual retirement account described in section 408(a) of the Code,
(2)         an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract),
(3)         a qualified defined contribution retirement plan described in section 401(a) of the Code, the terms of which permit the acceptance of rollover contributions from this Plan,
(4)         an annuity plan described in section 403(a) of the Code, the terms of which permit the acceptance of rollover contributions from this Plan,
(5)         an annuity contract described in section 403(b) of the Code, or
(6)         an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.
A death beneficiary entitled to receive a distribution from the Plan shall have the right to transfer all or a portion of the amount to be distributed directly to a section 408(a) or 408(b) plan described in Subsections (a)(1) and (a)(2) above, provided that a non-spouse beneficiary shall establish such a plan in compliance with Code Section 402(c)(11) concerning an inherited individual retirement plan of a non-spouse beneficiary.

II.   Except as provided for in this Amendment No. 1, all other provisions of the Plan shall remain in full force and effect.

       IN WITNESS WHEREOF, this Amendment No. 1 is executed this _____ day of ________________, 2007.

PPL SERVICES CORPORATION

By:_______________________________
Ronald Schwarz
Vice President-Human Resources